SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.


                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to section 13 or 15(d) of
                           the Securities Act of 1934

                                  May 21, 1996



                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.

               (Exact name of registrant as specified in charter)


Wyoming                        0-19796                               98-0120805

(State or other     (Commission File Number)                    (IRS Employer
jurisdiction of                                              Identification No.)
incorporation)


                         104 South Harbor City Boulevard
                                     Suite A
                            Melbourne, Florida 32901


                    (Address of Principal Executive Offices)



                                  407-953-4811

               (Registrant's telephone number including area code)

Item 2.  Acquisition or Disposition of Assets

      On May 20, 1996, the Company closed an agreement for the acquisition of television studios, post production facilities, satellite links and remote production equipment located in Princeton, N.J. The Company acquired a fully operational studio and post production facility and C and Ku Band Satellite Links from Studiolink Corporation in exchange for $1.1 million dollars.
                  The acquisition was made under a lease purchase agreement in the amount of $1,100,000.00. This amount is payable monthly (with payments calculated as this principal with interest amortized over the lease period at a rate of 11% interest per annum) on a lease purchase basis over five years beginning May 20. 1996 to Studiolink Corporation, the seller of the equipment. The Company has the option to purchase the equipment at the end of the term for a nominal sum. Studiolink Corporation. is unrelated to the Company.
                  The equipment was used previously to make available television production, post production and satellite uplink services on a limited basis to consumers of such services and to process business of the private owner of the Studiolink Corporation.
                  The Company expects to utilize these facilities in the production and distribution of its own television shows as well as to offer these services to users throughout the television and broadcast industry. The Company has agreed to take over the existing facility at 13 Roszel Road, Princeton, New Jersey and expand it to 9,934 square feet under lease. The Company expects to begin operating this as a new business without relying on business processed by the previous owner of the equipment.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              Interactive Technologies Corporation, Inc.


                              by:   /s/ perry douglas west
                              ----------------------------
                                    Perry Douglas West, Chief Executive Officer
Dated:  May 20, 1996